Retirement and Transition Agreement

DATE:     April 28th, 2026

TO:    Patrick J. Jermain

This Retirement and Transition Agreement (“Agreement”) is made by and between Patrick J. Jermain (“You”) and Plexus Corp. (“Plexus”), and sets forth the conditional compensation and benefits that Plexus will provide as you transition from your role as Executive Vice President and Chief Financial Officer of Plexus to your retirement. Your active employment will cease effective at midnight on July 31, 2026 (“Retirement Date”).

Recitals

In your role as Executive Vice President and Chief Financial Officer of Plexus, you have made valuable contributions, which Plexus desires to recognize with this Agreement.

During the time you were employed as Executive Vice President and Chief Financial Officer, you had access to and were involved in the review, development, and use of Confidential Information and Trade Secrets of Plexus and its affiliated companies (collectively “Plexus”) and their customers and suppliers, which Plexus has a legitimate business interest and need to protect against unauthorized use and disclosure.

You are under contractual, statutory, and common law duties and obligations to treat and hold Confidential Information and Trade Secrets as confidential and not use or disclose the same for any purpose competitive with or otherwise contrary to the legitimate interests of Plexus and/or its customers or suppliers. Your obligations with respect to the confidentiality and safeguarding of this information extend for a period of time post-employment, which you acknowledge to be reasonable and appropriate.

Plexus also has a strong business interest in ensuring the orderly and smooth transition of your role as Executive Vice President and Chief Financial Officer to your successor and in reaching an amicable separation with you without the time, cost, and distraction of legal claims and/or disputes.

By entering into this Agreement, you and Plexus desire to fully and finally resolve all claims and potential claims that exist now or that may exist between us in the future and to provide for a smooth and orderly transition from your role as Executive Vice President and Chief Financial Officer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, agree as follows:

Retirement and Transition Agreement
AGREEMENT
1.    Ending Date of Your Role as Executive Vice President and Chief Financial Officer and Resignation from Other Officer Positions. You will continue in your role as Executive Vice President and Chief Financial Officer of Plexus until midnight on May 10, 2026. Effective on the same date and time, you will assume the transitional role outlined in Section 2 below and you will resign from all officer, director, committee, and other roles you hold with Plexus.

2.    Transition Assistance. From May 11, 2026 to and including midnight on your Retirement Date, you will provide such transitional services as are necessary or as may reasonably be assigned to you by Plexus’ Chief Executive Officer to ensure the continuity of operations and the seamless transition of duties and responsibilities to your successor (“Transition Period”). During the Transition Period, you will continue to be paid the same base pay as you were receiving on May 10, 2026, and you will continue to be eligible for those employee benefits as are available to Plexus’ regular full-time exempt salaried employees.

3.    Final Pay and Ending Date of Employee Benefits. You will be paid final pay earned in the last payroll period of the Transition Period by direct deposit on the next regular corporate payroll date occurring for salaried exempt employees after your Retirement Date. Your final pay will be subject to and reduced by applicable income and payroll tax withholdings and other deductions required by law. You will receive your final pay regardless of whether you sign this Agreement. Your eligibility for Plexus employee benefits shall end on your Retirement Date. Information concerning continuation of medical, dental, vision, and flexible spending benefits will be sent directly to your home from United Healthcare, the COBRA Administrator. This will be sent after your Retirement Date. Regardless of whether you sign this Agreement, you will be eligible for COBRA continuation at your sole cost, subject to your timely election and timely payment of premiums. If you sign this Agreement, Plexus will provide you with COBRA premium assistance as set forth in Section 5.1 below.

4.    Reimbursable Expenses. Any outstanding expense reports must be received within thirty (30) days from your Retirement Date for reimbursement to occur.

5.    Conditional Compensation and Benefits. In consideration of your timely execution and return of this Agreement in accordance with Section 9 below, and conditioned on your full compliance with the terms and conditions of this Agreement, including, specifically, the restrictive covenants set forth in Section 14, Plexus will provide you with the conditional compensation and benefits set forth below. If you do not timely sign and return this Agreement, you will not receive the conditional pay and benefits offered below (except to the extent such items are provided under the terms of your existing arrangements).
5.1    COBRA Premium Assistance. As additional consideration for acceptance of this Agreement, Plexus will subsidize your COBRA medical insurance premium payment in the same amount as Plexus was contributing to the cost of your medical insurance prior to your Retirement Date for up to eighteen (18) months, provided that you timely elect COBRA and remain eligible for it during that time. Once you have timely elected COBRA coverage, and have signed and not revoked this Agreement, United Healthcare will bill you an amount equal to the active employee contribution for the coverage elected. In other words, you will pay the same amount for medical, dental, and vision COBRA coverage as you paid for these coverages as an active employee for the period defined above.

Retirement and Transition Agreement
5.2    Equity Compensation.

(a)    Outstanding Unvested Restricted Stock Units. If you timely sign and do not revoke your acceptance of this Agreement, your outstanding restricted stock units (as shown below) (“RSUs”) will remain outstanding and will vest according to their terms on the vesting dates noted in the table below. You will have no risk of forfeiture of the RSUs provided that you comply with all terms and provisions of this Agreement, including, but not limited to, the restrictive covenant provisions of Section 14, and/or you do not otherwise engage in conduct detrimental to the interests of Plexus. For clarity and avoidance of doubt, the restrictive covenant provisions of Section 14 of this Agreement shall continue in full force and effect until the later of the 15th of February 2029 or the date of the Certification of the Compensation and Leadership Development Committee with regard to the TSR PSU with an estimated vest date of 15th of February 2029, as shown in the Table on the next page:

Award Type	Grant Date	Vest Date	RSUs Granted
RSU	29 JAN 2024	29 JAN 2027	9,630
RSU	03 FEB 2025	03 FEB 2028	7,210
RSU	09 FEB 2026	09 FEB 2029	4,030

Upon vesting, the shares of stock related to your RSUs will be delivered to your E*TRADE account net of taxes on the original vesting dates (subject to any six-month delay required for compliance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). The shares are not subject to any further restrictions or requirements after vesting, except for potential clawback under applicable law or in the event of a material breach by you of this Agreement.

    (b)    Outstanding Unvested Performance Stock Units. If you timely sign and do not revoke your acceptance of this Agreement, your outstanding unvested Performance Stock Units (“PSUs”) (as shown in the Table on the next page) will remain outstanding and will be allowed to vest, to the extent earned, on the date of the Certification of the Compensation and Leadership Development Committee. The number of PSUs you will ultimately earn will be based on the final performance results for the performance period and noted in your individual grant agreement. There will be no risk of forfeiture of these PSUs provided that you comply with all terms and provisions of this Agreement, including, but not limited to, the restrictive covenant provisions of Section 14, and/or you do not otherwise engage in conduct detrimental to the interests of Plexus. For clarity and avoidance of doubt, the restrictive covenant provisions of Section 14 of this Agreement shall continue in full force and effect until the later of the 15th of February 2029 or the date of the Certification of the Compensation and Leadership Development Committee with regard to the TSR PSU with an estimated vest date of 15th of February 2029, as shown in the Table on the next page:

See PSU Award Table on Next Page

Retirement and Transition Agreement

Award Type	Grant Date	Vest Date*	Target PSUs Granted
ER PSU	29 JAN 2024	18 NOV 2026	4,820
ER PSU	03 FEB 2025	17 NOV 2027	3,600
ER PSU	09 FEB 2026	16 NOV 2028	4,030
TSR PSU	29 JAN 2024	17 FEB 2027	4,230
TSR PSU	03 FEB 2025	16 FEB 2028	3,610
TSR PSU	09 FEB 2026	15 FEB 2029	1,640
*Estimated date of Compensation & Leadership Development Committee certification

The shares of stock related to your PSUs will be delivered to your E*TRADE account net of taxes as soon as practical following Certification by the Compensation & Leadership Development Committee (subject to any six-month delay required for compliance with Section 409A), and are not subject to any further requirements or restrictions after vesting except for potential clawback as required by applicable law or in the event of a material breach by you of this Agreement.

(c)    Except to the extent otherwise set forth above, your outstanding equity-based awards will continue to be subject to, and governed by, the existing Plan documents governing such awards. Any and all awards other than those set forth above shall be forfeited and will not be paid out to you in cash or equity.

    5.3    Prorated Variable Incentive Compensation Plan Bonus. Notwithstanding your Retirement Date before the end of the plan year, you will be eligible to be paid a prorated Variable Incentive Compensation Plan payment as part of the conditional benefits offered under this Agreement. Such payment will be calculated based on achievement of personal goals for similarly situated executive level participants and of corporate goals relating to Revenue and ROIC targets for the plan year. The prorated bonus will be paid by direct deposit and is subject to applicable income and payroll tax withholdings and other deductions required by law and shall be paid in November 2026 when VICP bonuses are paid to other VICP-eligible employees per the plan schedule.

5.4    Transfer of Company Vehicle. On your Retirement Date or as soon thereafter as is practicable, Plexus will gift and transfer to you the company-leased vehicle assigned to you. Plexus will pay the lease payoff amount of approximately $54,675.72. You will have sole liability and responsibility to pay the income tax, cost of titling, and licensing and registration fees incurred in connection with the transfer. After the transfer, you will be solely responsible and liable for maintenance, repair, insurance premium costs, and servicing of the vehicle. The lease payoff will show as an income on your final paycheck.

6.    Total and Complete Release. By signing below, you agree that in consideration for the monetary and other benefits described in this Agreement, you fully and completely release Plexus Corp., Plexus Management Services Corporation, and their affiliates, subsidiaries, and related corporations and entities, and all of their past, current and future officers, directors,

Retirement and Transition Agreement
agents, employees, plan fiduciaries, benefit plans, insurers and reinsurers, predecessors, successors and assigns, and any other person or entity who could be claimed to be liable (the
“Releasees”) from any and all claims, demands, actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that you might have arising out of or relating to your hire, compensation, benefits, employment, termination or retirement from employment with Plexus by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of your execution of this Agreement, including, but not limited to:

(a)    any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Wisconsin Fair Employment Act, the Wisconsin Family and Medical Leave Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Wage Payment and Collection Act, and any and all federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived including any amendments and their respective implementing regulations;

(b)    any and all claims for compensation of any type whatsoever, including, but not limited to, claims for salary, wages, bonuses, commissions, incentive compensation, deferred compensation, equity incentives, vacation, and severance that may be legally waived and released;

(c)    any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims for breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, non-physical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress;

(d)    any and all claims for monetary or equitable relief, including, but not limited to, attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(e)    any indemnification rights that you may have against Plexus.

Nothing in this Release shall be construed to waive any claims that you may have for vested benefits, Worker’s Compensation benefits, or Unemployment Insurance benefits, and nothing herein shall be construed as a release by you of any future claim that may arise, including any claim for breach of this Agreement.

Retirement and Transition Agreement
Moreover, nothing in this Release constitutes a waiver of your right to file any charge or complaint with the EEOC, the NLRB, the SEC or with any other administrative/governmental agencies (“Excepted Charge”). However, by signing this Agreement, you do hereby waive any right to obtain any damages and monetary relief or recovery that might otherwise result from the filing of any Excepted Charge.

7.    Promise Not to Sue. By signing this Agreement, you agree, to the fullest extent permitted by law, never to sue Plexus or any of the Releasees in a court of law or other forum for any of the released claims, except for actions to enforce this Release or challenge its validity. Subject to applicable law, you agree that if Plexus and/or any other Releasee successfully brings an action for your failure to comply with the terms of this Release or successfully defends an action brought by you in violation of this Release, Plexus shall be entitled to immediately cease any payments and benefits not yet paid or provided to you and to recover back any pay and the value of any benefits already provided to You.

8.    Reaffirmation of Release. As a material term of this Agreement, and as a condition to receiving the conditional pay and benefits provided hereunder, you agree to sign the attached Reaffirmation of Release (Attachment 1) within seven (7) calendar days of your Retirement Date and return the same to Andy Stanczyk, Sr. Dir. – Total Rewards & HRMS.

9.    Knowing and Voluntary Acceptance of Terms. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights or claims that you may have against Plexus and the Releasees under the ADEA, 29 U.S.C. Sec. 621, et. seq. You further acknowledge that you have been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that:

(a)    The Release contained in this Agreement does not apply to any rights or claims that may arise after the execution date of this Release;

(b)    You are advised to consult with an attorney prior to executing this Release;

(c)    You acknowledge and agree that this Agreement provides you with more pay and benefits than you would otherwise be entitled to under the law;

(d)    You have twenty-one (21) days from receiving this Agreement to consider whether you will accept our offer (although you may choose to voluntarily execute this Agreement earlier and to waive such period of consideration). If you do not timely sign and return this Agreement within the 21-day consideration period, the offer made herein will be withdrawn and shall be of no further force or effect. You will return your signed Agreement to Andy Stanczyk, Sr. Dir. – Total Rewards & HRMS;

(e)    You have seven (7) days following your execution of this Agreement to revoke your acceptance of it. Your notice of revocation should be directed to Andy Stanczyk, Sr. Dir. – Total Rewards & HRMS; and
(f)    This Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by you (“Effective Date”).

Retirement and Transition Agreement
10.    Reemployment, Resignations, and Return of Property. You acknowledge that Plexus has no obligation to re-employ you. You represent and warrant that you will, on or before your Retirement Date, provide any resignations from such positions as Plexus deems necessary. To the extent applicable, you agree to resign as an officer or director of any subsidiaries of Plexus effective as of your Retirement Date. Plexus hereby revokes, effective as of your Retirement Date, any and all powers of attorney Plexus may have granted to you during your employment with Plexus or its affiliates. You represent and warrant that you will, on or before your Retirement Date, deliver to Plexus the original and all copies of all documents, records, and property of any nature whatsoever which are in your possession or control and which are the property of Plexus or which relate to Confidential Information or Trade Secrets of Plexus, or to the business activities, facilities, or customers of Plexus, including any records or documents (electronic or otherwise) or property created by you.

11.    Acknowledgement of Sufficiency of Consideration. You acknowledge that the pay and benefits provided under this Agreement are greater than and in lieu of any other pay or similar obligations that Plexus and/or the Releasees might otherwise owe you based on written or oral agreement or promise or otherwise, and the sufficiency of this additional consideration is hereby acknowledged. You further acknowledge that the payments to be made to you under this Agreement shall not be taken into account for purposes of determining your benefits under any other qualified or nonqualified plans of Plexus.

12.    Confidentiality. Your signature below signifies that you agree that the existence and terms of this Agreement will be kept confidential and will not be disclosed, revealed or characterized (directly or indirectly by innuendo or otherwise) by you, except as required by law, to anyone other than your immediate family and your attorney and tax advisor, who you shall cause also to agree not to make any such further disclosure. Any breach of this provision by a person to whom you lawfully disclose the terms of this Agreement shall be deemed to be a material breach by you.

13.    Non-Disparagement. Your signature below signifies that you agree not to make any disparaging remarks about Plexus and/or about any of the Releasees, their products, services, customers, or practices (including, but not limited to, financial and personnel practices), and you represent that you have not knowingly engaged in any wrongdoing towards Plexus or the Releasees, their vendors, customers, employees, or government regulators. However, nothing in this Release shall be construed to prevent you from communicating or cooperating with any government agency regarding matters that are within the agency's jurisdiction.

14.    Restrictive Covenant Provisions.

    14.1    Definitions. For purposes of the Restrictive Covenant Provisions of this Section 14, the following terms have the following meanings:

(a)    “Restrictive Covenant Period” means the time period that begins on the Retirement Date and ends on the later of the 15th of February 2029 or the date of the Certification of the Compensation and Leadership Development Committee with regard to the TSR PSU with an estimated award date of 15th of February 2029.

(b)    “Company” shall mean Plexus and its affiliated and related companies.

Retirement and Transition Agreement
14.2    Non-Competition. During the Restrictive Covenant Period (defined above), you agree that you will not, either directly or indirectly, within the United States, Canada, Mexico, Germany, Scotland, Romania, China, Thailand or Malaysia, do any of the following: (a) provide services to a competitor of the Company in a position in which your duties would be substantially similar to the duties that you performed for Plexus in the two (2) years preceding your Retirement Date, and would require you to work on, supervise or support products or services competitive to any of the products or services you worked on, supervised, or supported or about which you gained Confidential Information in the two (2) years prior to your Retirement Date; or (b) provide services to a competitor of the Company in a position in which Confidential Information or Trade Secrets of the Company to which you had substantial exposure in the two (2) years prior to your Retirement Date, would reasonably be considered useful.

14.3    Non-Interference with Customers. During the Restrictive Covenant Period (defined above), you agree that you will not, either directly or indirectly, service, solicit, or entice, or in any manner attempt to cause any customer to purchase products or services sold by the Company from any source other than the Company, nor in any manner cause or attempt to cause any customer or supplier of the Company to diminish their business relationship with or divert their business from the Company. For purposes of this section, a “customer” of the Company shall mean any person or entity (a) with whom you directly or indirectly dealt on behalf of the Company within the two-year period immediately preceding your Retirement Date or (b) about whom/which, during the two (2) years prior to your Retirement Date, you acquired or had substantial exposure to non-public information that could reasonably be used to the competitive disadvantage of the Company absent your full compliance with this Agreement.

    14.4    Non-Interference with Employees. During the Restrictive Covenant Period (defined above), you shall not directly or indirectly encourage, advise or solicit (or assist another person or entity in encouraging, advising or soliciting) any Company employee who, within the two (2) years prior to your Retirement Date, you directly supervised or had material contact with, or about whom you acquired non-public information as a result of your employment with Plexus, where such information could be used to facilitate the recruitment of such employee or otherwise induce such employee to leave or diminish their employment with the Company.

14.5    Confidential Information and Trade Secrets. You agree that during the Restrictive Covenant Period (defined above), you shall keep confidential and not use or disclose any Confidential Information related to Plexus’ customers, personnel, designs, pricing, marketing plans, budgets, strategies, financial or other proprietary information that is not otherwise known or readily available to the general public (“Confidential Information”). You understand that your obligations under this Agreement are in addition to and not in lieu of any protections under the Uniform Trade Secrets Act or similar laws. With regard to information constituting a trade secret under applicable law, you shall keep confidential and not use or disclose any such trade secret for as long as such information remains a trade secret under the Uniform Trade Secrets Act and Wis. Stat. Section §134.90. Without limiting the generality of the foregoing, you specifically reaffirm your obligations under the Employee’s Agreement with Regard to Proprietary Information Including Inventions, Patents, Copyrights, Trade Secrets, and Confidential Information you signed with Plexus (“the Proprietary Information Agreement”).

Retirement and Transition Agreement
15.    Defend Trade Secrets Act Disclosure. The foregoing notwithstanding, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event you file a lawsuit against Plexus for retaliation by it against you for reporting a suspected violation of law, you have the right to provide trade secret information to your attorney and use the trade secret information in the court proceeding, although you must file any document containing the trade secret under seal and you may not disclose the trade secret, except pursuant to court order.

16.    Agreement to Cooperate with Litigation. You agree that if Plexus or its legal counsel reasonably deems it necessary, you will cooperate as a witness for any litigation to which Plexus is a party where you have relevant information or evidence to the case, and you agree to make yourself reasonably available to provide truthful testimony and cooperation to Plexus with regard to the pending litigation and/or in connection with Plexus’ investigation into claims and defenses for such litigation.

17.    Remedies. In the event that you fail to comply with any of the terms of this Agreement or its post-employment obligations, Plexus may, in addition to any other remedies it may have, reclaim any amounts paid and/or the value of any equity provided to you under this Agreement or terminate any benefits or payments that are later due under the provisions of this Agreement, including forfeiture of any RSUs or PSUs, without waiving the Release provided in this Agreement.

18.    Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity or enforceability of any other portion of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. Each and every provision of this Agreement is declared to be separate, independent, divisible, and severable from one another such that if one provision is declared unenforceable the other separate, independent, and divisible provisions will continue as valid and in effect.

19.    Attorneys’ Fees and Costs. If you breach any of the terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Wisconsin law, you will be responsible for payment of all reasonable attorneys' fees and costs that Plexus incurs in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other enforcement efforts.

20.    Final and Complete Agreement. This Agreement represents the entire agreement and understanding between Plexus and you concerning the subject matter hereof and supersedes and replaces any and all prior agreements concerning your relationship with Plexus or its affiliates, oral or written, except for the Employee’s Agreement With Regard to Proprietary Information executed by you, which shall remain in full force and effect. No provision of this Agreement may be waived or amended except by an agreement signed by an authorized representative of Plexus.

21.    Governing Law and Forum Selection. In the event that either Party needs to enforce its rights under this Agreement, the Parties agree that this Agreement shall be governed by

Retirement and Transition Agreement
and construed in accordance with the law of the State of Wisconsin, irrespective of any conflicts of law provisions of any state, and the Parties hereby consent to the exclusive jurisdiction of the U.S. District Court-Eastern District of Wisconsin located in Green Bay, Wisconsin, or, if federal subject matter does not exist, to exclusive jurisdiction of the Wisconsin Circuit Court in Winnebago County.

We appreciate your service to Plexus and wish you all the best in your future endeavors.

PLEXUS CORP.

By:    /s/ Todd Kelsey                  April 28, 2026
                                 Date
    Todd Kelsey, President and Chief Executive Officer

AGREED TO AND ACCEPTED THIS 28 DAY OF APRIL, 2026. By: /s/ Patrick J. Jermain Patrick J. Jermain